Exhibit 10.2

REVOLVING DEMAND PROMISSORY NOTE

Initially $969,000

(as amended from time to time on Exhibit A) Effective July 19, 2007

LRM Industries, LLC ("Maker"), promises to pay to the order of NOVA Chemicals Inc. ("Holder"), at Holder's office or at such other place as Holder may designate in writing, in lawful money of the United States of America, the principal sum of the Outstanding Loan Amount on demand. The "Outstanding Loan Amount" shall initially be $969,000 but shall be amended to reflect additional loans ("Additional Loans") made by Holder to Maker from time to time, in the sole discretion of Holder, as set forth in Exhibit A hereto. Upon the making of each Additional Loan, Maker and Holder shall initial the entry of such Additional Loan amount on Exhibit A. Interest shall accrue from the date of this Note, with respect to the initial Outstanding Loan Amount, and from the date of each Additional Loan, with respect to the amount of each such Additional Loan, at a rate of 8.25% per annum, compounded quarterly, until paid.

This Note, together with accrued and unpaid interest to date, may be prepaid in whole or in part at any time by Maker.

In connection with the enforcement of Holder's rights hereunder, Maker waives diligence, presentment, protest, demand and notice of any kind whatsoever. The non-exercise by Holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in any subsequent instance.

In the event of any default hereunder, Maker agrees to pay all costs and expenses of collection, including without limitation, reasonable attorneys' fees.

This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to principles of conflicts of law.

LRM Industries, LLC

By: /s/ Gary Cook

Name: Gary Cook
Title: Chairman of the Board of Managers

Exhibit A

Additional Loan Amount	Date of Additional Loan/Loan Credit	Revised Aggregate Principal Amount of Loan	Initials